Exhibit 4.18

Dated	10 September	2010

SABMILLER PLC

(as Issuer)

– and –

MILLERCOORS LLC

(as US Guarantor)

– and –

THE BANK OF NEW YORK MELLON

(as Fiscal Agent)

FIFTH SUPPLEMENTAL 2033 FISCAL AND PAYING AGENCY AGREEMENT

Dated as of 10 September 2010

US$300,000,000 6.625% Guaranteed Notes due 15 August 2033

M1392.04044

F2CO/2562182.2

Hogan Lovells International LLP, Atlantic House, Holborn Viaduct, London EC1A 2FG

This Fifth Supplemental 2033 Fiscal and Paying Agency Agreement (as the same may be amended, restated, modified or supplemented from time to time, the “Supplemental Agreement”), is made on 10 September 2010 among SABMiller ple, a public limited company duly organized and existing under the laws of England and Wales (the “Issuer” or “SABMiller”); MillerCoors LLC, a limited liability company duly organized and existing under the laws of the state of Delaware (the “US Guarantor”); and The Bank of New York Mellon, as fiscal and principal paying agent (the “Fiscal Agent”) and is supplemental to the 2033 Fiscal and Paying Agency Agreement dated as of 13 August 2003, as supplemented by the Supplemental 2033 Fiscal and Paying Agency Agreement as of 26 May 2004, the Second Supplemental Fiscal and Paying Agency Agreement as of 28 March 2008, the Third Supplemental Fiscal and Paying Agency Agreement as of 30 June 2008, and the Fourth Supplemental Fiscal and Paying Agency Agreement as of 1 July 2008 (as supplemented, the “2033 Fiscal and Paying Agency Agreement”).

WITNESSETH:

WHEREAS, the Issuer issued US$300,000,000 principal amount of its 6.625% notes due 15 August 2033 (the “2033 Notes”), on the terms set out in the 2033 Fiscal and Paying Agency Agreement, guaranteed as to payment of principal and interest owing by the Issuer with respect to the 2033 Notes pursuant to a guarantee by the US Guarantor (the “US Guarantee”);

WHEREAS, a majority of the Holders of aggregate principal amount of the 2033 Notes approved, through a consent solicitation, certain proposed amendments and waivers (the “Amendments”) to the US Guarantee, the terms and conditions of the 2033 Notes and the 2033 Fiscal and Paying Agency Agreement (the “Note Documents”).

WHEREAS, the Note Documents will be conclusive and binding on all Holders of the 2033 Notes whether or not they have consented to such action.

WHEREAS, the parties wish to enter into this Supplemental Agreement to supplement the 2033 Fiscal and Paying Agency Agreement to reflect the approved Amendments upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

1.	DEFINED TERMS

Terms defined in the 2033 Fiscal and Paying Agency Agreement and not otherwise defined herein shall have the same meaning where used in this Supplemental Agreement.

2.	AMENDMENTS

The following Amendments were approved by a majority of the Holders of aggregate principal amount of the 2033 Notes and are being implemented to amend the Note Documents:

(a)	to release the US Guarantee of principal and interest by way of waiver of present and future compliance by the US Guarantor under its full and unconditional guarantee to and for the benefit of each registered holder of the 2033 Notes of the due and punctual payment of the principal and interest (but not Additional Amounts, if any) on such 2033 Notes pursuant to the Note Documents and of any and all liability or obligations past, present or future arising under such guarantee;

(b)	to amend both the cross acceleration threshold for present and future indebtedness, currently $20,000,000, and the threshold for events of defaults relating to a distress, attachment, execution or other legal process on the property of the Issuer, currently $50,000,000, to $125,000,000; and

(c)	to amend the Note Documents as necessary to permit SABMiller to set any day as a record date for the purpose of determining the Holders to give, make or take any request,

demand, authorization, direction, notice, consent, waiver or other action provided or permitted by the Note Documents and to waive any liability for SABMiller and the US Guarantor to the retroactive application of the Amendments.

As such upon execution of this Supplemental Agreement and the documents set out in 3(a) and (b) of this Supplemental Agreement, the following amendments to the 2033 Fiscal and Paying Agency Agreement will be effective:

(a)	THE SECOND PARAGRAPH OF PAGE 1 OF THE 2033 FISCAL AND PAYING AGENCY AGREEMENT WILL BE AMENDED AS FOLLOWS (deletions are struck through, additions are underlined):

“…Guaranteed as to payment of ~~the principal of and interest and~~ any Additional Amounts (as defined herein) (but not, for the avoidance of doubt, principal or interest) owing by the Issuer with respect to the Notes on a senior, unsecured and joint and several basis by the US Guarantor pursuant to a guarantee (the “US Guarantee”) …”

(b)	PARAGRAPH 4(g) OF THE 2033 FISCAL AND PAYING AGENCY AGREEMENT WILL BE AMENDED AS FOLLOWS (deletions are struck through):

“… prior to the date of any payment by the Issuer~~, the US Guarantor or the Finance Guarantor~~ of principal or interest on the Notes…”

(c)	THE FOLLOWING PARAGRAPHS WILL BE ADDED AS SECTION 11(d) TO THE FISCAL AND PAYING AGENCY AGREEMENT:

“(d) The Issuer may set any day as a record date for the purpose of determining the registered holders of the Notes to give, make or take any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by this Fiscal and Paying Agency Agreement to be given, made or taken by registered holders of the Notes, provided that the Issuer may not set a record date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in the next paragraph. If any record date is set pursuant to this paragraph, the registered holders of the Notes on such record date, and no other registered holders of the Notes, shall be entitled to take the relevant action, whether or not such registered holders of the Notes remain registered holders of the Notes after such record date; provided that no such action shall be effective hereunder unless taken on or prior to the applicable expiration time (the “Expiration Time”) by registered holders of the Notes of the requisite principal amount of the Notes on such record date. Nothing in this paragraph shall be construed to prevent the Issuer from setting a new record date for any action for which a record date has previously been set pursuant to this paragraph (whereupon the record date previously set shall automatically and with no action by any Person be cancelled and of no effect), and nothing in this paragraph shall be construed to render ineffective any action taken by registered holders of the Notes of the requisite principal amount of the Notes on the date such action is taken. Promptly after any record date is set pursuant to this paragraph, the Issuer, at its own expense, shall cause notice of such record date, the proposed action by registered holders of the Notes and the applicable Expiration Time to be given to the Fiscal Agent in writing and to each registered holder of the Notes.

With respect to any record date set pursuant to this Section, the party hereto which sets such record dates may designate any day as the “Expiration Time” and from time to time may change the Expiration Time to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Time is given to the other party hereto in writing, and to each registered holder of the Notes, on or prior to the existing Expiration Time. If an Expiration Time is not designated with respect to any record date set pursuant to this Section, the party hereto which set such record date shall be deemed to have initially designated the 180th day after such record date as the Expiration Time with respect thereto, subject to its right to change the Expiration Time as provided in this paragraph. Notwithstanding the foregoing, no Expiration Time shall be later than the 180th day after the applicable record date.

Without limiting the foregoing, a registered holder entitled hereunder to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.”

As such upon execution of this Supplemental Agreement and the documents set out in 3(a) and (b) of this Supplemental Agreement, the following amendments to the terms and conditions of the Notes will be effective:

(a)	PARAGRAPH 1(c) OF THE TERMS AND CONDITIONS OF THE NOTES WILL BE AMENDED AS FOLLOWS (deletions are struck through, additions are underlined):

“… The US Guarantor ~~and the Finance Guarantor are~~ is guaranteeing, on a senior unsecured and joint and several basis, the due and punctual payment (and not collectability) of ~~the principal of and interest on the Notes, and the payment of~~ Additional Amounts (but not, for the avoidance of doubt, principal or interest) …

(b)	THE FOLLOWING PARAGRAPH WILL BE ADDED AS A NEW 1(f) FOLLOWING PARAGRAPH 1(e) OF THE TERMS AND CONDITIONS OF THE NOTES:

(f)	For the avoidance of doubt the US Guarantor (which expression shall include all entities that have been US Guarantor from time to time) is released of its obligations of principal and interest (but not Additional Amounts) by way of waiver of present and future compliance under its full and unconditional guarantee to and for the benefit of each registered holder of the Notes of the due and punctual payment of the principal and interest on such Notes pursuant to the Fiscal and Paying Agency Agreement, these terms and conditions of the Notes and the US Guarantee, and of any and all liability or obligations past, present or future arising under such guarantee.

(c)	PARAGRAPH 3(a) OF THE TERMS AND CONDITIONS OF THE NOTES WILL BE AMENDED AS FOLLOWS (additions are underlined):

“… will pay, in respect of any payment of principal of or interest on any Note or on any payment of Additional Amounts (but not principal of or interest on the Notes) under the US Guarantee or …”

(d)	PARAGRAPH 5(b)(v) AND PARAGRAPH 5(b)(vi) OF THE TERMS AND CONDITIONS OF THE NOTES WILL BE DELETED AND WILL BE REPLACED BY THE FOLLOWING PARAGRAPHS, RESPECTIVELY:

“(v) any present or future indebtedness of the Issuer, the US Guarantor or any Principal Subsidiary, other than the Notes, having a then outstanding principal amount in excess of $125,000,000 is accelerated by any holder or holders thereof or any trustee or agent acting on behalf of such holder or holders in accordance with any agreement or instrument evidencing such indebtedness; or

(vi) a distress, attachment, execution, or other legal process that is levied, enforced, or sued out on or against any part of the property, assets, or revenues of the Issuer, the US Guarantor or any Principal Subsidiary exceeding $125,000,000 following upon a decree or judgment of a court of competent jurisdiction and is not discharged or stayed within 90 days; or”

3.	SUPPLEMENTAL AGREEMENT AND AMENDED US GUARANTEE

(a)	The Issuer shall on the date hereof execute and deliver to the Fiscal Agent

(i)	a certificate of an Authorized Officer in the form set out as Exhibit A to this Supplemental Agreement; and

(ii)	an opinion of counsel in the form set out as Exhibit B to this Supplemental Agreement

(b)	The US Guarantor shall on the date hereof execute and deliver to the Fiscal Agent an amended US Guarantee in the form set out as Exhibit C to this Supplemental Agreement (the “Amended US Guarantee”). The execution of such Amended US Guarantee shall be by an officer or director of the US Guarantor.

(c)	Thereupon, the US Guarantor shall be, and hereby is, relieved of its obligations and covenants, and of any and all liability or obligations past, present or future arising under the US Guarantee, the 2033 Fiscal and Paying Agency Agreement and the Conditions, with respect to the payment of principal of and interest (but not Additional Amounts) on the 2033 Notes.

4.	REPRESENTATIONS

SABMiller represents, warrants and covenants to the Fiscal Agent that immediately after giving effect to the Supplemental Agreement and the Amended US Guarantee by the US Guarantor and SABMiller, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing.

5.	EFFECT OF THIS SUPPLEMENTAL AGREEMENT

This Supplemental Agreement supplements the terms of the 2033 Fiscal and Paying Agency Agreement and unless otherwise specified in this Supplemental Agreement, the 2033 Fiscal and Paying Agency Agreement shall continue in full force and effect. The US Guarantor shall be subject to the terms of the 2033 Fiscal and Paying Agency Agreement and the Conditions, as amended herein, and assumes the obligations under the Amended US Guarantee, the 2033 Fiscal and Paying Agency Agreement and the Conditions.

6.	PAYMENT OF TAXES

The US Guarantor and SABMiller agree to pay all stamp and other duties, if any, to which, under the laws of the United States of America, this Supplemental Agreement may be subject.

7.	NOTICES

All notices or communications hereunder, except as herein otherwise specifically provided, shall be in English and in writing:

If sent to the Issuer, delivered or sent via facsimile and confirmed at:

SABMiller plc

Church Street West

Woking, Surrey GU21 6HS

England

Fax: +44 1483 264251

Attention: Treasury

if sent to the US Guarantor delivered or sent via facsimile and confirmed at:

MillerCoors LLC

250 South Wacker Drive

Chicago, IL 60606

United States

Fax: +1 312-496-5883

Attention: Chief Legal Officer

if sent to the Fiscal Agent, delivered or sent via facsimile and confirmed at:

The Bank of New York Mellon

101 Barclay Street, 4E

New York, NY 10286

U.S.A.

Fax: +1-212-815-5390

Attention: Global Finance Americas

8.	GOVERNING LAW

(a)	This Supplemental Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(b)	The US Guarantor hereby irrevocably agrees that any legal suit, action or proceeding against it, arising out of or based upon the 2033 Fiscal and Paying Agency Agreement, this Supplemental Agreement, the Amended US Guarantee or any of the 2033 Notes may be instituted in any state or federal court in the Borough of Manhattan, the City of New York, New York, and, to the fullest extent permitted by law, irrevocably waive any objection which it may now or hereinafter have to the laying of venue of any such proceeding, irrevocably waive any objection based on the absence of a necessary or indispensable party in any such proceeding, irrevocably accept and submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding (but only for such purpose) and irrevocably waive any and all right to trial by jury. The US Guarantor has appointed CT Corporation Services as its Authorized Agent upon which process may be served in any action arising out of or based on this Supplemental Agreement, the 2033 Fiscal and Paying Agency Agreement, the Amended US Guarantee or any of the 2033 Notes, which may be instituted in any state or federal court in the Borough of Manhattan, the City of New York, New York, and expressly consents to the non-exclusive jurisdiction of any such court in respect of any such action, and waives any other requirements of or objections to personal jurisdiction with respect thereto.

9.	COUNTERPARTS

This Supplemental Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Such counterparts shall together constitute but one and the same instrument.

10.	SEPARABILITY

In case any provision in this Supplemental Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof and thereof shall not in any way be affected or impaired thereby.

11.	EFFECT OF HEADINGS, EXHIBITS AND SCHEDULES

The Section headings are for convenience only and shall not affect the construction of this Supplemental Agreement. All Exhibits to this Supplemental Agreement form integral parts hereof. References herein to Sections, subsections or Exhibits without further identification of the document to which the reference is made are references to provisions and parts of this Supplemental Agreement. The words “herein”, “hereof” and “hereunder” are used in this Supplemental Agreement to refer to this Supplemental Agreement as a whole and not to any individual part of this Supplemental Agreement, unless otherwise expressly provided herein.

12.	SUCCESSORS AND ASSIGNS

All covenants and agreements in this Supplemental Agreement by a party shall bind its successors and assigns, if any, whether so expressed or not.

13.	BENEFITS OF AGREEMENT

Nothing in this Supplemental Agreement, express or implied, shall give to any person, other than the parties hereto and their successors hereunder, and the registered holders any benefit or any legal or equitable right, remedy or claim under this Supplemental Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Supplemental Agreement as of the date first above written.

SABMiller plc

By:	/s/ Philip Learoyd		By:	/s/ David Mallac
	Name:	Philip Learoyd		Name:	David Mallac
	Title:	Head of Funding and Treasury Operations		Title:	Group Treasurer

MillerCoors LLC

By:	/s/ Gavin Hattersley
	Name:	Gavin Hattersley
	Title:	Executive Vice President and Chief Financial Officer

The Bank of New York Mellon as Fiscal Agent

By:	/s/ Timothy E. Burke
	Name:	Timothy E. Burke
	Title:	Vice President

[signature page for the Fifth Supplemental Fiscal and Paying Agency Agreement]

EXHIBIT A

SABMILLER PLC

Authorized Officer’s Certificate

RE:	SABMiller plc (“SABMiller”) US$300,000,000 6.625% Guaranteed Notes due 2033 (the “2033 Notes”)

SABMiller, a public limited company duly organized and existing under the laws of England and Wales, and MillerCoors LLC, a limited liability company duly organized and existing under the laws of the state of Delaware (“MillerCoors”) have, at the approval of a majority of the registered holders of the 2033 Notes, made certain amendments to the 2033 Fiscal and Paying Agency Agreement, the terms and conditions of the 2033 Notes and the US Guarantee (the “Amendments”).

The undersigned,                                         , an Authorized Officer of SABMiller for the purposes of the fifth Supplemental 2033 Fiscal and Paying Agency Agreement dated as of the date hereof (the “Fifth Supplement”) by and among SABMiller, MillerCoors and The Bank of New York Mellon, as fiscal agent, principal paying agent, transfer agent and registrar (the “Fiscal Agent”), to the 2033 Fiscal and Paying Agency Agreement dated as of 13 August 2003 (the “Fiscal and Paying Agency Agreement”) among SABMiller, Miller Brewing Company, a corporation duly incorporated and existing under the laws of the state of Wisconsin (“Miller”), SABMiller Finance B.V., a limited company incorporated under the laws of The Netherlands (the “Finance Guarantor”), and The Bank of New York Mellon, London, as London paying agent and transfer agent (together with the Fiscal Agent, the “Agents”) as supplemented by: (i) the first Supplemental 2033 Fiscal and Paying Agency Agreement dated 26 May 2004 by and among SABMiller, the Finance Guarantor, Miller, MBC1, LLC a limited liability company organized under the laws of the State of Wisconsin (“MBC1”), MBC2, LLC, a limited liability company organized under the laws of the State of Wisconsin (“MBC2”), Miller Products Company, LLC (formerly Miller Products Company), a limited liability company organized under the laws of the State of Wisconsin (“MPC”), Miller Breweries West, L.P., a Wisconsin limited partnership (“MBW”), and Miller Breweries East, LLC (formerly Miller Breweries East, Inc.), a limited liability company organized under the laws of the State of Wisconsin (“MBE” and together Miller, MBC1, MBC2, MPC, MBW and MBE being collectively called the “US Guarantors”) and the Fiscal Agent (the “First Supplement”), (ii) the second Supplemental 2033 Fiscal and Paying Agency Agreement dated 28 March 2008 by and among SABMiller, the Finance Guarantor, the US Guarantors and the Fiscal Agent (the “Second Supplement”), (iii) the third Supplemental 2033 Fiscal and Paying Agency Agreement dated 30 June 2008 by and among SABMiller, the US Guarantors and the Fiscal Agent (the “Third Supplement”) (iv) the fourth Supplemental 2033 Fiscal and Paying Agency Agreement dated 1 July 2008 by and among SABMiller, Miller, MillerCoors and the Fiscal Agent (the “Fourth Supplement” and together with the First Supplement, the Second Supplement, the Third Supplement and the Fifth Supplement, the “Supplements”) each in connection with the 2033 Notes, pursuant the Conditions of the 2033 Notes, hereby certifies that the Amendments comply with the Conditions of the 2033 Notes.

Capitalized terms used and not otherwise defined herein shall have the respective meanings given to them in the Fiscal and Paying Agency Agreement as supplemented by the Supplements.

IN WITNESS WHEREOF, I have signed my name unto this certificate as an Authorized Officer of SABMiller.

Dated:

SABMiller plc

By:
Name:
Title:

A-2

EXHIBIT B

Hogan Lovells International LLP
Atlantic House
Holborn Viaduct
Tel: +44 (0) 20 7296 2000
Fax: + 44 (0) 20 7296 2001
10 September 2010
Our ref: 2573706
Matter ref: M1392.04044

The Bank of New York Mellon

101 Barclay Street, 4E

New York, NY 10286

U.S.A.

Re:	SABMiller plc (“SABMiller”) US$300,000,000 6.625% Guaranteed Notes Due 2033 (the “2033 Notes”)

Ladies and Gentlemen:

We have acted as special New York counsel for SABMiller, a public limited company incorporated under the laws of England and Wales, in connection with certain amendments to the 2033 Notes and the guarantee by MillerCoors LLC, a limited liability company duly organized and existing under the laws of the state of Delaware (the “US Guarantor” or “MillerCoors”), of principal of and interest on the 2033 Notes (the “Amendments”) and in connection with the Fifth Supplemental 2033 Fiscal and Paying Agency Agreement dated as of 10 September 2010 (the “Fifth Supplement”) by and among SABMiller, the US Guarantor and the Fiscal Agent to the 2033 Fiscal and Paying Agency Agreement dated as of 13 August 2003 (the “Fiscal and Paying Agency Agreement”) and the related supplements thereto in connection with the 2033 Notes.

This opinion is being delivered to the Fiscal Agent at the request of SABMiller pursuant to Section 3(a)(ii) of the Fifth Supplement.

Capitalized terms used and not otherwise defined herein shall have the respective meanings given to them in the Fiscal and Paying Agency Agreement as supplemented by the relevant supplements.

For the purpose of rendering the opinion set forth below, we have examined, inter alia, the following documents, or copies thereof:

(a)	the form of the Fifth Supplement;

(b)	the Fiscal and Paying Agency Agreement; and

(c)	the form of the 2033 Amended US Guarantee being issued by the US Guarantor in relation to the 2033 Notes (the “2033 Amended US Guarantee”)

The Fifth Supplement, the Fiscal and Paying Agency Agreement (including the relevant supplements thereto) and the 2033 Amended US Guarantee are sometimes collectively referred to herein as the “Agreements”.

Assumptions

In rendering the opinion expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements, corporate records and other documents as we have deemed necessary or appropriate for purposes of this opinion. In examining the foregoing agreements, records and documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies. As to various questions of fact material to the opinion expressed herein, we have relied upon certificates, statements and representations of the US Guarantor and SABMiller and of their respective officers and representatives and of public officials and other sources believed by us to be responsible (including, without limitation, the representations contained in the Supplements).

We have also assumed that: (A) each of SABMiller and the US Guarantor has all requisite right, power and authority and has taken all necessary action (corporate, limited partnership, limited liability company or otherwise) under the laws of its respective jurisdiction of incorporation or organization, as the case may be, to execute and deliver the Fifth Supplement and the 2033 Amended US Guarantee to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby; (B) the Fiscal Agent has all requisite right, power and authority and has taken all necessary action to execute and deliver the Fifth Supplement, to perform its obligations thereunder and to consummate the transactions contemplated thereby; and (C) the Agreements were duly authorized, executed and delivered by each of the respective parties thereto under the laws of their respective jurisdictions of incorporation and are their valid and legally binding agreements, enforceable in accordance with their terms.

Opinion

Based upon the foregoing and such examination of law as we have deemed necessary, and subject to the assumptions and qualifications stated herein, we are of the opinion that the Amendments comply with the Conditions of each of the Notes.

The opinion stated herein is limited to the Federal laws of the United States and the laws of the State of New York, and we express no opinion as to the effect of the laws of any other jurisdiction.

Our opinion is based on existing laws, judicial decisions and administrative regulations, rulings and practice, all of which are subject to change at any time, prospectively and retroactively. We also note that new developments in rulings of any agency, administrative regulations, court decisions, legislative changes or changes in the facts or other information upon which our opinion is based may have an adverse effect on the legal consequences described herein. We assume no obligation to advise you with respect to any such changes or developments referred to herein that may occur hereafter, although we note that any such change or development could be retroactive so as to apply to any of the transactions contemplated by the Agreements.

This letter is furnished to you solely for your benefit in your capacity as Fiscal and Paying Agent under the Fiscal and Paying Agency Agreement and in connection with the Fifth Supplement and may not be disclosed to or relied upon by anyone else without our prior written consent in each instance or relied upon by you in any other context.

Very truly yours,

Hogan Lovells International LLP

B-2

EXHIBIT C

2033 Amended US Guarantee

MillerCoors LLC, a limited liability company duly incorporated and existing under the laws of the state of Delaware (herein called the “US Guarantor”, which term includes any predecessor person under the 2033 Fiscal and Paying Agency Agreement dated August 13 2003 (as supplemented by the Supplemental 2033 Fiscal and Paying Agency Agreement as of 26 May 2004, the Second Supplemental Fiscal and Paying Agency Agreement as of 28 March 2008, the Third Supplemental Fiscal and Paying Agency Agreement as of 30 June 2008 and the Fourth Supplemental Fiscal and Paying Agency Agreement as of 1 July 2008 and as further amended and supplemented from time to time (the “2033 Supplemental Agreements”)), hereby fully and unconditionally guarantees to and for the benefit of each registered holder of the 2033 Notes on which this 2033 Amended US Guarantee is deemed endorsed the due and punctual payment of any Additional Amounts (as defined in the 2033 Notes) (but not, for the avoidance of doubt, principal or interest) on such 2033 Note when and as the same shall become due and payable, whether at the Final Maturity, by declaration of acceleration, call for redemption or otherwise, according to the terms thereof and of the 2033 Fiscal and Paying Agency Agreement (as supplemented and amended) referred to therein. In case of the failure of SABMiller pie, a public limited company duly organized and existing under the laws of England and Wales (herein called the “Issuer”, which term includes any successor person under such 2033 Fiscal and Paying Agency Agreement (as supplemented and amended) or such 2033 Note), punctually to make any such payment of principal or interest, there shall be no recourse to the US Guarantor as to principal of or interest on the 2033 Notes.

This 2033 Amended US Guarantee is an unsecured and unsubordinated obligation of the US Guarantor and ranks at least equally with all present and future direct, unsecured and unsubordinated obligations of the US Guarantor as they relate to the Additional Amounts. The obligations of the US Guarantor under this 2033 Amended US Guarantee are limited to the maximum amount resulting in its obligations herein not constituting a fraudulent conveyance or fraudulent transfer under any applicable law. The 2033 Amended US Guarantee may not be amended without the consent of the registered holders of the 2033 Notes save to the extent permitted by the terms and conditions of the 2033 Notes as set out in the 2033 Fiscal and Paying Agency Agreement (as supplemented and amended).

The US Guarantor will pay, in respect of any payment of principal of or interest on such 2033 Note (which principal and interest the US Guarantor shall not be obligated to pay), to a registered holder or beneficial owner thereof that is not a resident of the jurisdiction of incorporation of the US Guarantor or any successor entity, or any political subdivision or taxing authority thereof or therein (the “US Guarantor Jurisdiction”) for purposes of taxation, such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each registered holder of this 2033 Amended US Guarantee, after deduction or withholding for any and all present and future taxes, levies, imposts or other governmental charges (“Taxes”) whatsoever imposed, assessed, levied or collected by or for the account of or as a result of such payment by the US Guarantor Jurisdiction, will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted; provided, however, that the US Guarantor shall not be required to pay any Additional Amounts for or on account of:

(i)	Any present or future Tax that would not have been so imposed, assessed, levied or collected but for the fact that the registered holder of this 2033 Amended US Guarantee (or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) is or has been a domiciliary, national or resident of, or engaging or having been engaged in a trade or business or maintaining or having maintained a permanent establishment or being or having been physically present in, the US Guarantor Jurisdiction, or otherwise having or having had some connection with the US Guarantor Jurisdiction, other than the mere holding or ownership of, or the collection of principal of, and interest on a 2033 Note, or the enforcement of this 2033 Amended US Guarantee;

(ii)	Any present or future Tax that would not have been so imposed, assessed, levied or collected but for the fact that, where presentation is required in order to receive payment, this 2033 Amended US Guarantee was presented more than 30 days after the date on which such payment became due and payable or was provided for, whichever is later;

(iii)	Any estate, inheritance, gift, transfer, personal property or Tax;

(iv)	Any present or future Tax that is payable otherwise than by deduction or withholding from payments on or in respect of this 2033 Amended US Guarantee;

(v)	Any present or future Tax that would not have been so imposed, assessed, levied or collected but for the failure by the registered holder or the beneficial owner of this 2033 Amended US Guarantee to comply, following a written request addressed to the registered holders, with any certification, identification or other reporting requirements concerning the nationality, residence or identity of such registered holder or beneficial owner or connection with the US Guarantor Jurisdiction if compliance is required by statute, regulation or administrative practice of the US Guarantor Jurisdiction, as a condition to relief or exemption from such Tax;

(vi)	Any withholding or deduction imposed on a payment to an individual that is required to be made pursuant to the European Union Directive on the taxation of savings which was adopted on June 3, 2003 and which implements the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000, or any law implementing or complying with, or introduced in order to conform to, such Directive;

(vii)	Any withholding or deduction that is imposed on this 2033 Amended US Guarantee that is presented for payment, where presentation is required, by or on behalf of a registered holder who would have been able to avoid such withholding or deduction by presenting this 2033 Amended US Guarantee to another paying agent; or

(viii)	Any combination of the Taxes described in (i) through (vii) above;

nor will Additional Amounts be paid in respect of any payment in respect of this 2033 Amended US Guarantee to any registered holder or beneficial owner of this 2033 Amended US Guarantee that is a fiduciary or partnership or any person other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the US Guarantor Jurisdiction to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner that would not have been entitled to such amounts had such beneficiary, settlor, member or beneficial owner been the registered holder of this 2033 Amended US Guarantee.

The US Guarantor hereby agrees that its obligations hereunder shall be absolute, full and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of such 2033 Note or the 2033 Fiscal and Paying Agency Agreement and the 2033 Supplemental Agreements and the US Guarantor’s obligations to the payment of Additional Amounts hereunder shall be unaffected and shall be re-instated in the event that any payment of Additional Amounts by the Issuer under the Notes is set aside or recharacterized on the insolvency, bankruptcy or liquidation of the Issuer. The US Guarantor hereby irrevocably waives, to the extent it may do so under New York law, any protection it may be entitled to under Sections 365(c)(1), 365(c)(2), and 365(e)(2) of the US Bankruptcy Code or any successor provision of law of similar import in the event of any bankruptcy, insolvency, reorganization or liquidation of the Issuer. The US Guarantor hereby waives all defenses that a guarantor may have to a claim hereunder (including diligence, presentment and demand of payment (except to the extent required

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to make a payment of principal or interest due and payable), as well as filing of claims with a court in the event of merger or bankruptcy of the Issuer, and any right to require a proceeding first against the Issuer’s protest or notice with respect to such 2033 Note or the indebtedness evidenced thereby) other than the defense of payment in full (subject to the provisions of the first sentence of this paragraph) or that a payment of an Additional Amount is not due and payable and covenants that this 2033 Amended US Guarantee will not be discharged except by payment in full of the principal of and interest on such 2033 Note by the Issuer. The US Guarantor agrees to comply with and perform the covenants of the US Guarantor set forth in Section 6 of the Conditions of the 2033 Notes.

The US Guarantor shall be subrogated to all rights of the registered holder of such 2033 Note and the Fiscal Agent against the Issuer in respect of any amounts paid to such holder by the US Guarantor pursuant to the provisions of this 2033 Amended US Guarantee; provided, however, that the US Guarantor shall not exercise, or receive any payments arising out of or based upon, such right of subrogation which it may have at any time under this 2033 Amended US Guarantee and the US Guarantor waives all rights of set off and counter-claim, only as to the payment of Additional Amounts, against the Issuer until the principal and interest on all 2033 Notes issued under such 2033 Fiscal and Paying Agency Agreement (as supplemented and amended) shall have been paid in full.

For the avoidance of doubt, the US Guarantor’s agreement not to exercise its right of subrogation (or to receive any payments arising out of or based upon such right) shall not be construed as a waiver, as between the US Guarantor and the Issuer, of such right.

All terms used in this 2033 Amended US Guarantee which are defined in the 2033 Fiscal and Paying Agency Agreement and the 2033 Supplemental Agreements shall have the meanings assigned to them in the 2033 Fiscal and Paying Agency Agreement.

This 2033 Amended US Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York. The US Guarantor hereby irrevocably agrees that any legal suit, action or proceeding against the US Guarantor, arising out of or based upon this 2033 Amended US Guarantee may be instituted in any state or federal court in the Borough of Manhattan, the City of New York, New York, and, to the fullest extent permitted by law, the US Guarantor, irrevocably waives any objection which it may now or hereinafter have to the laying of venue of any such proceeding, irrevocably waives any objection based on the absence of a necessary or indispensable party in any such proceeding, irrevocably accepts and submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding (but only for such purpose) and irrevocably waives any and all right to trial by jury. To the extent permitted by law, the US Guarantor hereby waives any objection to the enforcement by any competent court in the United Kingdom of any judgment validly obtained in any such court in New York, New York on the basis of any such legal suit, action or proceeding. The US Guarantor has appointed CT Corporation Services as its authorized agent (“Authorized Agent”) upon which process may be served in any action arising out of or based on this 2033 Substitute US Guarantee which may be instituted in any state or federal court in the Borough of Manhattan, the City of New York, New York, and expressly consents to the non-exclusive jurisdiction of any such court in respect of any such action, and waives any other requirements of or objections to personal jurisdiction with respect thereto. Such appointment shall be irrevocable for a period of three years from and after the date of this 2033 Amended US Guarantee unless and until a successor Authorized Agent reasonably acceptable to the Fiscal Agent shall be appointed and such successor shall accept such appointment for the remainder of such three-year period. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the US Guarantor.

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IN WITNESS WHEREOF, the US Guarantor has caused this 2033 Amended US Guarantee to be signed manually or by facsimile by its duly Authorized Officer.

MillerCoors LLC

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Name:
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